Exhibit 99.1

Avon Reports Third-Quarter 2016 Results

•	Third-Quarter Revenue declined 2% to $1.4 Billion; Increased 4% in Constant Dollars

•	Third-Quarter Active Representatives and Ending Representatives, both from Reportable Segments, were relatively unchanged and increased 1%, respectively

•	Third-Quarter Operating Profit and Adjusted[1] Operating Profit increased $67 Million to $112 Million and increased $44 Million to $99 Million, respectively

•	Third-Quarter Operating Margin increased 480 bps to 8.0%; Adjusted[1] Operating Margin increased 310 bps to 7.0%

•	Third-Quarter Diluted Earnings Per Share From Continuing Operations of $0.07; Adjusted[1] Diluted Earnings Per Share From Continuing Operations of $0.02

NEW YORK, November 3, 2016 - Avon Products, Inc. (NYSE:AVP) today reported third-quarter 2016 results. Total revenue for Avon Products, Inc. declined 2% to $1.4 billion, but increased 4% in constant dollars1. Diluted earnings per share from continuing operations of $0.07 improved $1.58 per share versus the same period last year. Adjusted diluted earnings per share from continuing operations of $0.02 improved $0.13 per share versus the same period last year. Foreign currency negatively impacted both Diluted earnings per share and Adjusted diluted earnings per share by an estimated $0.03 per share, driven by the strength of the U.S. dollar against the currencies of the countries in which the Company operates.
“Avon’s third-quarter results reflect broad-based performance improvements resulting in local currency sales growth across our top markets and significant operating margin expansion versus the prior year,” said Sheri McCoy, Chief Executive Officer of Avon Products, Inc. “We have also taken actions to significantly improve our balance sheet and have accelerated the pace of our 2016 cost savings initiatives. I am pleased with our progress against the Transformation Plan as we continue to position Avon to deliver sustained long-term profitable growth."

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Third-Quarter 2016 Income Statement Highlights (compared with third-quarter 2015)

•	Total revenue for Avon Products, Inc. declined 2% to $1.4 billion, but increased 4% in constant dollars.

•	Total revenue from reportable segments declined 2% to $1.4 billion, but increased 4% in constant dollars.

◦	Active Representatives were relatively unchanged year-over-year, as increases in South Latin America and Europe, Middle East & Africa were offset by declines in Asia Pacific.

◦	Average order increased 4% due to growth in all reportable segments as the Company continues to benefit from pricing.

◦	Ending Representatives improved 1% due to growth in Europe, Middle East & Africa and South Latin America, partially offset by declines in Asia Pacific.

•
Gross margin was 60.9%, down 20 basis points while Adjusted gross margin was 60.9%, down 60 basis points. These year-over-year comparisons were negatively impacted by an approximate 250 basis point impact from foreign exchange, largely offset by inflationary and strategic pricing and lower supply chain costs.

•
Operating margin was 8.0% in the quarter, up 480 basis points while Adjusted operating margin was 7.0%, up 310 basis points. These year-over-year comparisons benefited from the favorable net impact of price/mix, as well as continued benefits from cost savings initiatives. These benefits were partially offset by approximately 260 basis points of unfavorable impact of foreign exchange on operating margin and approximately 270 basis points of unfavorable impact of foreign exchange on Adjusted operating margin.

•	The effective tax rate from continuing operations in the quarter was 51.3% and on an Adjusted basis was 72.5%.

•
Income from continuing operations, net of tax was $36 million, or $0.07 per diluted share, compared with a loss of $668 million, or $1.51 per diluted share, for the third quarter of 2015. Adjusted income from continuing operations, net of tax was $16 million, or $0.02 per diluted share, compared with a loss of $48 million, or $0.11 per diluted share, for the third quarter of 2015. Earnings allocated to convertible preferred stock had a negative $0.01 impact on Diluted earnings per share and a negative $0.02 impact on Adjusted diluted earnings per share.

•
Loss from discontinued operations, net of tax was $1 million associated with the previously separated North America business, or $0.00 per diluted share, compared with a loss of $29 million, or $0.06 per diluted share, for the third quarter of 2015.

•	Foreign currency has impacted the Company’s financial results of continuing operations as shown in the table on the following page.

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Approximate Impact of Foreign Currency
	Third-Quarter 2016		Year-to-Date 2016
	Estimated impact ($ in millions)	Estimated impact on diluted EPS	Estimated impact ($ in millions)	Estimated impact on diluted EPS
Impact on Reported (GAAP) results:
Total revenue	(6) pts		(12) pts
Operating profit - transaction	$(35)	$(0.05)	$(150)	$(0.21)
Operating profit - translation	(10)	(0.01)	(60)	(0.08)
Total operating profit	$(45)	$(0.06)	$(210)	$(0.30)
Operating margin	(260) bps		(390) bps
Revaluation of working capital	$25	$0.04	$33	$0.05
Diluted EPS		$(0.03)		$(0.25)

Impact on Adjusted (Non-GAAP) results:
Adjusted operating profit - transaction	$(35)	$(0.05)	$(150)	$(0.21)
Adjusted operating profit - translation	(10)	(0.01)	(65)	(0.09)
Total Adjusted operating profit	$(45)	$(0.06)	$(215)	$(0.31)
Adjusted operating margin	(270) bps		(390) bps
Revaluation of working capital	$25	$0.04	$38	$0.05
Adjusted diluted EPS		$(0.03)		$(0.25)

Amounts in the table above may not necessarily sum because the computations are made independently.

Adjustments to Third-Quarter 2016 GAAP Results to Arrive at Adjusted Results
During the third quarter of 2016, the following adjustments were made to GAAP results to arrive at Adjusted results and, in total, reduced Diluted earnings per share from continuing operations by $0.05:

•
The Company settled claims relating to professional services that had been provided to the Company prior to 2013 in connection with a previously disclosed legal matter. The proceeds, net of legal fees, of approximately $27 million were recognized as a reduction of selling, general and administrative expenses in the third quarter of 2016 and were received by the Company in the fourth quarter of 2016.

•
The Company recorded costs to implement restructuring within operating profit of approximately $14 million before tax (approximately $11 million after tax), primarily related to employee-related costs, as part of the previously announced Transformation Plan.

•	The Company recorded a net gain on extinguishment of debt of approximately $4 million related to debt repayments through cash tender offers.

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Third-Quarter 2016 Segment Highlights (compared with third-quarter 2015)

THREE MONTHS ENDED SEPTEMBER 30, 2016

SEGMENT RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		C$
Revenue & Drivers		% var. vs 3Q15	% var. vs 3Q15	% var. vs 3Q15	% var. vs 3Q15	% var. vs 3Q15	% var. vs 3Q15	% var. vs 3Q15

Europe, Middle East & Africa	$476.4	(4)%	2%	1%	1%	(1)%	3%	5%
South Latin America	594.8	4	9	2	7	2	7	3
North Latin America	196.8	(6)	3	—	3	(6)	9	(1)
Asia Pacific	132.8	(9)	(7)	(12)	5	(8)	1	(7)
Total from reportable segments	1,400.8	(2)	4	—	4	(1)	5	1
Other operating segments and business activities	8.0	(36)	(5)	(100)	*	(100)	*	(100)
Total revenue	$1,408.8	(2)%	4%	(2)%	6%	(2)%	6%	(1)%

Operating Profit/Margin	2016 Operating Profit (Loss) US$	2016 Operating Margin US$	Change in US$ vs 3Q15	Change in C$ vs 3Q15

Segment profit/margin
Europe, Middle East & Africa	$66.2	13.9%	(10) bps	(60) bps
South Latin America	73.8	12.4	310	300
North Latin America	24.4	12.4	390	410
Asia Pacific	12.7	9.6	(100)	(90)
Total from reportable segments	177.1	12.6	170	150
Other operating segments and business activities	(0.8)
Unallocated global expenses	(77.5)
CTI restructuring initiatives	(14.0)
Legal settlement	27.2
Operating profit	$112.0	8.0%	480 bps	480 bps

*Calculation not meaningful.
Other operating segments and business activities include the business results for Venezuela, which was deconsolidated effective March 31, 2016. Other operating segments and business activities also include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products.
Third-Quarter 2016 Reportable Segment Highlights
With regards to the discussion below on segment revenue growth, the difference between the reported and constant-dollar revenue growth is the estimated impact of foreign currency translation.

•	Europe, Middle East & Africa revenue was down 4%, or up 2% in constant dollars. Constant-dollar revenue was driven by growth in Active Representatives and average order.

◦	Russia revenue was down 2%, or up 2% in constant dollars, primarily driven by an increase in Active Representatives, partially offset by lower average order.

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◦	U.K. revenue was down 14%, or up 1% in constant dollars, as higher average order was partially offset by a decrease in Active Representatives.

•
South Latin America revenue was up 4%, or 9% in constant dollars, due to higher average order and an increase in Active Representatives. Constant-dollar revenue was negatively impacted by an estimated 2 points due to MVA taxes in Brazil, which are additional VAT-like state taxes that went into effect in various jurisdictions in Brazil in late 2015. Argentina contributed approximately 5 points to this constant-dollar revenue growth, primarily due to inflationary pricing.

◦
Brazil revenue was up 14%, or 6% in constant dollars, driven by increases in Active Representatives and average order. MVA taxes (discussed above) negatively impacted Brazil’s constant-dollar revenue growth by an estimated 3 points.

•	North Latin America revenue was down 6%, or up 3% in constant dollars. Constant-dollar revenue benefited from higher average order.

◦	Mexico revenue was down 5%, or up 9% in constant dollars, primarily driven by higher average order and an increase in Active Representatives.

•
Asia Pacific revenue was down 9%, or 7% in constant dollars due to declines in most markets. The segment's constant-dollar revenue decline was driven by a decrease in Active Representatives, partially offset by higher average order.

◦	Philippines revenue decreased 2%, or was relatively unchanged in constant dollars as higher average order was offset by declines in Active Representatives.
Third-Quarter 2016 Cash Flow Review

•
Net cash used by operating activities of continuing operations was $104 million for the nine months ended September 30, 2016, compared with $90 million for the same period in 2015. Cash used by operating activities during 2016 was unfavorably impacted by the timing of payments, primarily for inventory, increased levels of accounts receivable, and a contribution to the U.S. pension plan. When comparing the year-over-year use of cash from operations, the comparison benefits from the $67 million payment made during the first quarter of 2015 to the U.S. Securities and Exchange Commission in connection with the FCPA settlement in 2015, which did not recur in 2016.

•
For the nine months ended September 30, 2016, there was $68 million of net cash used by investing activities of continuing operations, compared with net cash provided of $140 million in the same period in 2015. Cash provided by investing activities of continuing operations in 2015 included net proceeds on the sale of Liz Earle.

•	Net cash provided by financing activities of continuing operations was $569 million for the nine months ended September 30, 2016, a $914 million increase over the prior year, primarily due to:

◦	net proceeds from Senior Secured Notes issued in the third quarter of 2016;

◦	the issuance of Series C Convertible Preferred Stock;

◦	the suspension of the common stock dividend; and

◦	the prepayment of 2.375% Notes in the third quarter of 2015; partially offset by

◦	payments for the August 2016 cash tender offers.
Transformation Plan
In January 2016, the Company announced a three-year Transformation Plan, which includes investing in growth, reducing costs in an effort to continue to improve cost structure and improving financial resilience.
As a result of this plan, the Company expects pre-tax annualized cost savings of approximately $350 million after three years, with an estimated $200 million from supply chain reductions and an estimated $150 million from other cost reductions. These pre-tax cost savings are expected to be achieved through restructuring actions as well as other cost-savings strategies that will not result in restructuring charges. The Company plans to reinvest a portion of these cost savings in growth initiatives, including media, social selling and information technology systems that will help the Company modernize its business. The Transformation Plan was initiated in order to enable the Company to achieve its long-term goal of a targeted low double-digit operating margin and mid single-digit constant-dollar revenue growth.
The Company is on track to deliver the targeted $350 million in Transformation Plan savings over the three years. For 2016, the Company has accelerated certain cost savings initiatives and is ahead of schedule on realizing the targeted $70 million of savings, as well as savings to cover the approximately $20 million in stranded costs that resulted from the separation of the Company's North America business. Through the nine months ended September 30, 2016, the Company has already realized approximately $80 million of the combined $90 million targeted savings.

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With respect to improving its financial resilience, the Company targeted to reduce debt by approximately $250 million during 2016. The steps taken through September 30, 2016, include the issuance of $500 million of senior secured notes due August 2022, an approximate $301 million tender of near-term public notes, as well as a reduction in the debt of foreign subsidiaries of approximately $33 million. In addition, during October 2016, the Company repurchased approximately $163 million of debt and issued notices of prepayment on the remaining public notes due March and July 2018 of approximately $238 million. In total, as a result of these actions, we will have reduced debt by approximately $235 million in 2016 and will have extended the Company's maturity profile, with no long-term debt due until March 2019.
Conference call
Avon will conduct a conference call at 9:00 a.m. today to discuss its quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 94968002). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through nearly 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Avon Investor Relations	Brunswick Group
Gina Grant	Claudia Gray
(212) 282-5320	(212) 333-3810

ICR, Inc.
Allison Malkin/Caitlin Morahan
(203) 682-8200

Footnotes
1 “Adjusted” items refer to financial measures that are derived from measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), but which have been adjusted to exclude certain items. Other Adjusted financial measures that the Company refers to include Constant dollar (C$) items. All of these adjusted items are Non-GAAP financial measures as described below under “Non-GAAP Financial Measures.” These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to the Company's “Non-GAAP Financial Measures” description at the end of this release and the reconciliations the Company provides of these Non-GAAP financial measures to their comparable GAAP measures.
Forward-Looking Statements
Statements in this release that are not historical facts may be forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the U.S. Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern the Company's outlook and expected results, cost reduction actions and savings, and the impact of foreign currency, taxes and tax rates. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to improve its financial and operational performance, its ability to achieve the anticipated benefits of the strategic partnership with Cerberus, the impact of a continued decline in the Company's business results, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in its markets, including fluctuations in foreign currency exchange rates. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Nine Months Ended		Percent Change
	September 30			September 30
	2016	2015		2016	2015
Net sales	$1,367.5	$1,413.3	(3)%	$4,047.0	$4,490.7	(10)%
Other revenue	41.3	22.9		102.6	62.5
Total revenue	1,408.8	1,436.2	(2)%	4,149.6	4,553.2	(9)%
Cost of sales	550.9	559.0		1,634.7	1,781.7
Selling, general and administrative expenses	745.9	831.9		2,300.0	2,669.4
Operating profit	112.0	45.3	*	214.9	102.1	*
Interest expense	34.4	29.6		100.3	88.2
(Gain) loss on extinguishment of debt	(3.9)	5.5		(3.9)	5.5
Interest income	(3.5)	(3.6)		(12.8)	(9.7)
Other expense, net	10.4	29.0		142.9	47.5
Gain on sale of business	—	(46.2)		—	(44.9)
Total other expenses	37.4	14.3		226.5	86.6
Income (loss) from continuing operations, before taxes	74.6	31.0	*	(11.6)	15.5	*
Income taxes	(38.3)	(699.0)		(72.1)	(797.2)
Income (loss) from continuing operations, net of tax	36.3	(668.0)	*	(83.7)	(781.7)	89%
Loss from discontinued operations, net of tax	(0.7)	(29.0)		(12.9)	(32.0)
Net income (loss)	35.6	(697.0)		(96.6)	(813.7)
Net loss (income) attributable to noncontrolling interests	0.4	—		(0.3)	(1.8)
Net income (loss) attributable to Avon	$36.0	$(697.0)	*	$(96.9)	$(815.5)	88%
Earnings (loss) per share:(1)
Basic
Basic EPS from continuing operations	$0.07	$(1.51)	*	$(0.22)	$(1.77)	88%
Basic EPS from discontinued operations	—	(0.06)		(0.03)	(0.07)
Basic EPS attributable to Avon	$0.07	$(1.58)	*	$(0.25)	$(1.84)	86%
Diluted
Diluted EPS from continuing operations	$0.07	$(1.51)	*	$(0.22)	$(1.77)	88%
Diluted EPS from discontinued operations	—	(0.06)		(0.03)	(0.07)
Diluted EPS attributable to Avon	$0.07	$(1.58)	*	$(0.25)	$(1.84)	86%

Weighted-average shares outstanding:
Basic	437.4	435.4		436.7	435.1
Diluted	437.4	435.4		436.7	435.1

* Calculation not meaningful

  (1) Under the two-class method, earnings (loss) per share is calculated using net income (loss) allocable to common shares, which is derived by reducing net income (loss) by the earnings (loss) allocable to participating securities and earnings allocated to convertible preferred stock. Net earnings (loss) allocable to common shares used in the basic and diluted earnings (loss) per share calculation was $29.4 and ($685.9) for the three months ended September 30, 2016 and 2015, respectively. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($108.4) and ($802.7) for the nine months ended September 30, 2016 and 2015, respectively.

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AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	September 30	December 31
	2016	2015
Assets
Current Assets
Cash and cash equivalents	$901.7	$686.9
Accounts receivable, net	505.2	443.0
Inventories	706.4	624.0
Prepaid expenses and other	323.5	296.1
Current assets of discontinued operations	4.7	291.1
Total current assets	2,441.5	2,341.1
Property, plant and equipment, at cost	1,529.4	1,495.7
Less accumulated depreciation	(782.7)	(728.8)
Property, plant and equipment, net	746.7	766.9
Goodwill	98.1	92.3
Other assets	619.2	490.0
Noncurrent assets of discontinued operations	—	180.1
Total assets	$3,905.5	$3,870.4
Liabilities and Shareholders’ Deficit
Current Liabilities
Debt maturing within one year	$111.3	$55.2
Accounts payable	760.1	774.2
Accrued compensation	156.0	157.6
Other accrued liabilities	399.7	419.6
Sales and taxes other than income	144.0	174.9
Income taxes	4.4	23.9
Payable to discontinued operations	—	100.0
Current liabilities of discontinued operations	12.9	489.7
Total current liabilities	1,588.4	2,195.1
Long-term debt	2,226.8	2,150.5
Employee benefit plans	162.5	177.5
Long-term income taxes	77.1	65.1
Other liabilities	187.1	78.4
Noncurrent liabilities of discontinued operations	—	260.2
Total liabilities	4,241.9	4,926.8

Series C convertible preferred stock	439.1	—

Shareholders’ Deficit
Common stock	188.7	187.9
Additional paid-in capital	2,272.2	2,254.0
Retained earnings	2,338.5	2,448.1
Accumulated other comprehensive loss	(989.0)	(1,366.2)
Treasury stock, at cost	(4,599.4)	(4,594.1)
Total Avon shareholders’ deficit	(789.0)	(1,070.3)
Noncontrolling interests	13.5	13.9
Total shareholders’ deficit	(775.5)	(1,056.4)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	$3,905.5	$3,870.4

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Nine Months Ended
	September 30
	2016	2015
Cash Flows from Operating Activities
Net loss	$(96.6)	$(813.7)
Loss from discontinued operations, net of tax	12.9	32.0
Loss from continuing operations, net of tax	$(83.7)	$(781.7)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	62.5	72.0
Amortization	22.4	25.0
Provision for doubtful accounts	114.6	105.9
Provision for obsolescence	26.6	35.2
Share-based compensation	23.1	28.9
Foreign exchange (gains) losses	(0.3)	27.5
Deferred income taxes	(16.3)	667.1
Charge for Venezuelan monetary assets and liabilities	—	(4.2)
Charge for Venezuelan non-monetary assets	—	101.7
Loss on deconsolidation of Venezuela	120.5	—
Pre-tax gain on sale of business	—	(44.9)
Other	3.0	10.2
Changes in assets and liabilities:
Accounts receivable	(167.1)	(117.4)
Inventories	(109.5)	(153.5)
Prepaid expenses and other	(16.8)	1.2
Accounts payable and accrued liabilities	(41.7)	(34.5)
Income and other taxes	(15.3)	18.8
Noncurrent assets and liabilities	(26.3)	(47.2)
Net cash used by operating activities of continuing operations	(104.3)	(89.9)
Cash Flows from Investing Activities
Capital expenditures	(68.2)	(58.4)
Disposal of assets	3.3	5.7
Net proceeds from sale of business	—	208.3
Purchases of investments	—	(25.0)
Net proceeds from sale of investments	—	9.0
Reduction of cash due to Venezuela deconsolidation	(4.5)	—
Other investing activities	1.6	—
Net cash (used) provided by investing activities of continuing operations	(67.8)	139.6
Cash Flows from Financing Activities
Cash dividends	—	(80.7)
Debt, net (maturities of three months or less)	(31.4)	(4.6)
Proceeds from debt	508.7	7.6
Repayment of debt	(311.9)	(258.7)
Repurchase of common stock	(5.3)	(3.0)
Net proceeds from the sale of series C convertible preferred stock	426.3	—
Other financing activities	(17.2)	(5.9)
Net cash provided (used) by financing activities of continuing operations	569.2	(345.3)
Cash Flows from Discontinued Operations
Net cash used by operating activities of discontinued operations	(67.6)	(6.8)
Net cash used by investing activities of discontinued operations	(94.6)	(3.4)
Net cash used by financing activities of discontinued operations	—	(12.6)
Net cash used by discontinued operations	(162.2)	(22.8)
Effect of exchange rate changes on cash and cash equivalents	(17.9)	(54.7)
Net increase (decrease) in cash and cash equivalents	217.0	(373.1)
Cash and cash equivalents at beginning of year(1)	684.7	960.5
Cash and cash equivalents at end of period(2)	$901.7	$587.4

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(1)	Includes cash and cash equivalents of discontinued operations of $(2.2) and $24.1 at the beginning of the year in 2016 and 2015 respectively.

(2)	Includes cash and cash equivalents of discontinued operations of $1.1 at September 30, 2015.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
SEGMENT PERFORMANCE METRICS
(Unaudited)
(In millions)

THREE MONTHS ENDED SEPTEMBER 30, 2016

SEGMENT RESULTS
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		C$
Revenue & Drivers		% var. vs 3Q15	% var. vs 3Q15	% var. vs 3Q15	% var. vs 3Q15	% var. vs 3Q15	% var. vs 3Q15	% var. vs 3Q15

Europe, Middle East & Africa	$476.4	(4)%	2%	1%	1%	(1)%	3%	5%
South Latin America	594.8	4	9	2	7	2	7	3
North Latin America	196.8	(6)	3	—	3	(6)	9	(1)
Asia Pacific	132.8	(9)	(7)	(12)	5	(8)	1	(7)
Total from reportable segments	1,400.8	(2)	4	—	4	(1)	5	1
Other operating segments and business activities	8.0	(36)	(5)	(100)	*	(100)	*	(100)
Total revenue	$1,408.8	(2)%	4%	(2)%	6%	(2)%	6%	(1)%

Operating Profit/Margin	2016 Operating Profit (Loss) US$	2016 Operating Margin US$	Change in US$ vs 3Q15	Change in C$ vs 3Q15

Segment profit/margin
Europe, Middle East & Africa	$66.2	13.9%	(10) bps	(60) bps
South Latin America	73.8	12.4	310	300
North Latin America	24.4	12.4	390	410
Asia Pacific	12.7	9.6	(100)	(90)
Total from reportable segments	177.1	12.6	170	150
Other operating segments and business activities	(0.8)
Unallocated global expenses	(77.5)
CTI restructuring initiatives	(14.0)
Legal settlement	27.2
Operating profit	$112.0	8.0%	480 bps	480 bps

*Calculation not meaningful

Other operating segments and business activities include the business results for Venezuela, which was deconsolidated effective March 31, 2016. Other operating segments and business activities also include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
SEGMENT PERFORMANCE METRICS
(Unaudited)
(In millions)

NINE MONTHS ENDED SEPTEMBER 30, 2016

SEGMENT RESULTS
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US $		C$
Revenue & Drivers		% var. vs 9M15	% var. vs 9M15	% var. vs 9M15	% var. vs 9M15	% var. vs 9M15	% var. vs 9M15	% var. vs 9M15

Europe, Middle East & Africa	$1,517.7	(3)%	7%	4%	3%	3%	4%	5%
South Latin America	1,556.9	(12)	4	(1)	5	(4)	8	3
North Latin America	625.9	(7)	4	—	4	(5)	9	(1)
Asia Pacific	411.4	(12)	(7)	(10)	3	(7)	—	(7)
Total from reportable segments	4,111.9	(8)	4	—	4	(2)	6	1
Other operating segments and business activities	37.7	(54)	(46)	(82)	*	(87)	*	(100)
Total revenue	$4,149.6	(9)%	3%	(2)%	5%	(3)%	6%	(1)%

Operating Profit/Margin	2016 Operating Profit US$	2016 Operating Margin US$	Change in US$ vs 9M15	Change in C$ vs 9M15

Segment profit/margin
Europe, Middle East & Africa	$218.3	14.4%	120 bps	130 bps
South Latin America	157.9	10.1	(60)	(60)
North Latin America	85.0	13.6	200	230
Asia Pacific	42.2	10.3	(130)	(100)
Total from reportable segments	503.4	12.2	40	60
Other operating segments and business activities	4.1
Unallocated global expenses	(249.6)
CTI restructuring initiatives	(70.2)
Legal settlement	27.2
Operating profit	$214.9	5.2%	300 bps	130 bps

*Calculation not meaningful

Other operating segments and business activities include the business results for Liz Earle, which was sold in July 2015, and Venezuela, which was deconsolidated effective March 31, 2016. Other operating segments and business activities also include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Three Months Ended September 30		US$	C$
	2016	2015	% var. vs 3Q15	% var. vs 3Q15
Beauty:
Skincare	$397.3	$405.4	(2)%	2%
Fragrance	373.6	379.1	(1)	5
Color	244.0	249.1	(2)	3
Total Beauty	1,014.9	1,033.6	(2)	3
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	202.2	214.8	(6)	(1)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	150.4	152.7	(2)	7
Total Fashion & Home	352.6	367.5	(4)	2
Net sales from reportable segments	1,367.5	1,401.1	(2)	3
Other revenue from reportable segments	33.3	22.7	47	47
Total revenue from reportable segments	1,400.8	1,423.8	(2)	4
Total revenue from Other operating segments and business activities	8.0	12.4	(35)	(5)
Total revenue	$1,408.8	$1,436.2	(2)	4

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Nine Months Ended September 30		US$	C$
	2016	2015	% var. vs 9M15	% var. vs 9M15
Beauty:
Skincare	$1,177.5	$1,302.3	(10)%	1%
Fragrance	1,066.8	1,161.4	(8)	5
Color	744.3	809.6	(8)	4
Total Beauty	2,988.6	3,273.3	(9)	3
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	615.9	654.2	(6)	4
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	428.9	483.0	(11)	3
Total Fashion & Home	1,044.8	1,137.2	(8)	4
Net sales from reportable segments	4,033.4	4,410.5	(9)	3
Other revenue from reportable segments	78.5	61.4	28	40
Total revenue from reportable segments	4,111.9	4,471.9	(8)	4
Total revenue from Other operating segments and business activities	37.7	81.3	(54)	(46)
Total revenue	$4,149.6	$4,553.2	(9)	3

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED SEPTEMBER 30, 2016
	Reported (GAAP)	CTI restructuring initiatives	Legal settlement	Other items	Adjusted (Non-GAAP)
Total revenue	$1,408.8	$—	$—	$—	$1,408.8
Cost of sales	550.9	—	—	—	550.9
Selling, general and administrative expenses	745.9	14.0	(27.2)	—	759.1
Operating profit	112.0	14.0	(27.2)	—	98.8
Income from continuing operations, before taxes	74.6	14.0	(27.2)	(3.9)	57.5
Income taxes	(38.3)	(3.4)	—	—	(41.7)
Income from continuing operations, net of tax	$36.3	$10.6	$(27.2)	$(3.9)	$15.8

Diluted EPS from continuing operations	$0.07				$0.02

Gross margin	60.9%	—	—	—	60.9%
SG&A as a % of revenues	52.9%	(1.0)	1.9	—	53.9%
Operating margin	8.0%	1.0	(1.9)	—	7.0%
Effective tax rate	51.3%				72.5%

Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

Page | 14

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	NINE MONTHS ENDED SEPTEMBER 30, 2016
	Reported (GAAP)	CTI restructuring initiatives	Legal settlement	Venezuelan special items	Other items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$4,149.6	$—	$—	$—	$—	$—	$4,149.6
Cost of sales	1,634.7	0.3	—	—	—	—	1,634.4
Selling, general and administrative expenses	2,300.0	69.9	(27.2)	—	—	—	2,257.3
Operating profit	214.9	70.2	(27.2)	—	—	—	257.9
(Loss) income from continuing operations, before taxes	(11.6)	70.2	(27.2)	120.5	(3.9)	—	148.0
Income taxes	(72.1)	(13.6)	—	—	—	(36.4)	(122.1)
(Loss) income from continuing operations, net of tax	$(83.7)	$56.6	$(27.2)	$120.5	$(3.9)	$(36.4)	$25.9

Diluted EPS from continuing operations	$(0.22)						$0.03

Gross margin	60.6%	—	—	—	—	—	60.6%
SG&A as a % of revenues	55.4%	(1.7)	0.7	—	—	—	54.4%
Operating margin	5.2%	1.7	(0.7)	—	—	—	6.2%
Effective tax rate	*						82.5%

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

Page | 15

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED SEPTEMBER 30, 2015
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Pension settlement charge	Other items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,436.2	$—	$—	$—	$—	$—	$1,436.2
Cost of sales	559.0	—	5.7	—	—	—	553.3
Selling, general and administrative expenses	831.9	(1.9)	—	6.2	—	—	827.6
Operating profit	45.3	(1.9)	5.7	6.2	—	—	55.3
Income from continuing operations, before taxes	31.0	(1.9)	5.7	6.2	(40.7)	—	0.3
Income taxes	(699.0)	0.8	—	—	(6.7)	657.0	(47.9)
Loss from continuing operations, net of tax	$(668.0)	$(1.1)	$5.7	$6.2	$(47.4)	$657.0	$(47.6)

Diluted EPS from continuing operations	$(1.51)	$—	$0.01	$0.01	$(0.11)	$1.49	$(0.11)

Gross margin	61.1%	—	0.4	—	—	—	61.5%
SG&A as a % of revenues	57.9%	0.1	—	(0.4)	—	—	57.6%
Operating margin	3.2%	(0.1)	0.4	0.4	—	—	3.9%
Effective tax rate	*						*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 16

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	NINE MONTHS ENDED SEPTEMBER 30, 2015
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Pension settlement charge	Other items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$4,553.2	$—	$—	$—	$—	$—	$4,553.2
Cost of sales	1,781.7	—	26.6	—	—	—	1,755.1
Selling, general and administrative expenses	2,669.4	28.2	91.7	6.2	—	—	2,543.3
Operating profit	102.1	28.2	118.3	6.2	—	—	254.8
Income from continuing operations, before taxes	15.5	28.2	114.1	6.2	(36.9)	—	127.1
Income taxes	(797.2)	(2.7)	0.8	—	(6.7)	685.1	(120.7)
(Loss) income from continuing operations, net of tax	$(781.7)	$25.5	$114.9	$6.2	$(43.6)	$685.1	$6.4

Diluted EPS from continuing operations	$(1.77)	$0.06	$0.26	$0.02	$(0.10)	$1.55	$0.01

Gross margin	60.9%	—	0.6	—	—	—	61.5%
SG&A as a % of revenues	58.6%	(0.6)	(2.0)	(0.1)	—	—	55.9%
Operating margin	2.2%	0.6	2.6	0.1	—	—	5.6%
Effective tax rate	*						*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 17

Non-GAAP Financial Measures
To supplement the Company's financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. The Company also refers to these adjusted financial measures as Constant $ items, which are Non-GAAP financial measures. The Company believes these measures provide investors an additional perspective on trends and underlying business results. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, the Company calculates current-year results and prior-year results at a constant exchange rate, which is updated on an annual basis as part of the Company's budgeting process. Foreign currency impact is determined as the difference between actual growth rates and constant-currency growth rates.
The Company also presents cost of sales, gross margin, selling, general and administrative expenses, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income (loss) from continuing operations, before taxes, income taxes, income (loss) from continuing operations, net of tax, diluted earnings (loss) per share from continuing operations and effective tax rate on a Non-GAAP basis. The Company refers to these Non-GAAP financial measures as "Adjusted." The Company has provided a quantitative reconciliation of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP.
The Company uses the Non-GAAP financial measures to evaluate its operating performance. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. The Company believes that it is meaningful for investors to be made aware of the impacts of 1) CTI restructuring initiatives, 2) the net proceeds recognized as a result of settling claims relating to professional services ("Legal settlement"), 3) charges related to the deconsolidation of the Company's Venezuela operations as of March 31, 2016 and the devaluation of Venezuelan currency in February 2015, combined with being designated as a highly inflationary economy ("Venezuelan special items"), 4) the settlement charges associated with the U.S. pension plan ("Pension settlement charge"), 5) various other items associated with the sale of Liz Earle and debt-related charges ("Other items"), and 6) an income tax benefit realized in the first quarter of 2016 as a result of tax planning strategies, an income tax benefit in the second quarter of 2016 primarily due to the release of a valuation allowance associated with Russia and the non-cash income tax adjustments associated with the Company's deferred tax assets recorded in 2015 ("Special tax items").
The Legal settlement includes the impact on the Consolidated Statements of Operations in the third quarter of 2016 associated with the net proceeds of $27.2 million recognized as a result of settling claims relating to professional services that had been provided to the Company prior to 2013 in connection with a previously disclosed legal matter.
The Venezuelan special items include the impact on the Consolidated Statements of Operations in 2016 caused by the deconsolidation of the Company's Venezuela operations for which the Company recorded a loss of approximately $120 million in other expense, net. The loss was comprised of approximately $39 million in net assets of the Venezuelan business and approximately $81 million in accumulated foreign currency translation adjustments within AOCI associated with foreign currency changes before Venezuela was accounted for as a highly inflationary economy. The Venezuelan special items include the impact on the Consolidated Statements of Operations in 2015 caused by the devaluation of Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and non-monetary assets, such as inventories. For non-monetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical U.S. dollar cost of the assets at the previous exchange rate and the revised exchange rate. In 2015, the Venezuelan special items also include adjustments of approximately $11 million, to reflect certain non-monetary assets at their net realizable value. In 2015, the Venezuelan special items also include an impairment charge of approximately $90 million to reflect the write-down of the long-lived assets to their estimated fair value. In 2015, the devaluation was caused as a result of moving from the SICAD II exchange rate of approximately 50 to the SIMADI exchange rate of approximately 170.
The Pension settlement charge includes the impact on the Consolidated Statements of Operations in the third quarter of 2015 associated with the payments made to former employees who were vested and participated in the U.S. defined benefit pension plan. Such payments fully settled the Company's pension plan obligation to those participants who elected to receive such payment.
The Other items include the impact during 2016 on the Consolidated Statements of Operations due to the gain on extinguishment of debt caused by the deferred gain associated with interest-rate swap agreement terminations, partially offset by the early tender premium paid, the deferred loss associated with treasury lock agreements, deal costs and the write-off of debt issuance costs and discounts associated with the cash tender offers in August 2016. The Other items also include the

Page | 18

impact during 2015 on the Consolidated Statements of Operations due to the gain on the sale of Liz Earle. In addition, Other items in 2015 include the impact on the Consolidated Statements of Operations of the loss on extinguishment of debt caused by the make-whole premium and the write-off of debt issuance costs and discounts associated with the prepayment of the Company's 2.375% Notes. The Other items, in 2015, also include the impact on other expense, net in the Consolidated Statements of Operations of $2.5 million associated with the write-off of issuance costs related to the Company's previous $1 billion revolving credit facility.
The Special tax items include the impact during the second quarter of 2016 on the provision for income taxes in the Consolidated Statements of Operations primarily due to the release of a valuation allowance associated with Russia of approximately $7 million. The Special tax items also include the impact during the first quarter of 2016 on the provision for income taxes in the Consolidated Statements of Operations due to an income tax benefit of approximately $29 million recognized as the result of the implementation of foreign tax planning strategies. The Special tax items also include the impact during the first and second quarters of 2015 on the provision for income taxes in the Consolidated Statements of Operations due to a non-cash income tax charge of approximately $31 million and a benefit of approximately $3 million, respectively, associated with valuation allowances to adjust the Company's U.S. deferred tax assets to an amount that was "more likely than not" to be realized. The additional valuation allowance was due to the strengthening of the U.S. dollar against currencies of some of the Company's key markets and its associated effect on the Company's tax planning strategies, and the partial release of the valuation allowance was due to the weakening of the U.S. dollar against currencies of some of the Company's key markets. The Special tax items also include the impact during the third quarter of 2015 on the provision for income taxes in the Consolidated Statements of Operations due to a non-cash income tax charge of approximately $642 million as a result of establishing a valuation allowance for the full amount of the Company's U.S. deferred tax assets due to the impact of the continued strengthening of the U.S. dollar against currencies of some of the Company's key markets and its associated effect on the Company's tax planning strategies. Additionally, the Special tax items includes the impact during the third quarter of 2015 on the provision for income taxes in the Consolidated Statements of Operations due to a non-cash income tax charge of approximately $15 million associated with valuation allowances, to adjust certain non-U.S. deferred tax assets to an amount that is "more likely than not" to be realized. The non-U.S. valuation allowance included an adjustment associated with Russia, which was primarily the result of lower earnings, which were significantly impacted by foreign exchange losses on working capital balances.

Page | 19